Exhibit 5.1
December 24, 2009
TTM Technologies, Inc.
2630 South Harbor Boulevard
Santa Ana, California 92704

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:

     As legal counsel to TTM Technologies, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about December 24, 2009 (as further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 36,334,000 shares of common stock of the Company covered by the Registration Statement (the “Shares”). The Registration Statement relates to the issuance of the Shares in accordance with a Stock Purchase Agreement, dated November 16, 2009, among the Company, certain of its subsidiaries, Meadville Holdings Limited, and MTG Investment (BVI) Limited (the “Stock Purchase Agreement”).
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
A.	The Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 21, 2005, as currently in effect;

B.	The Second Amended and Restated Bylaws of the Company, as currently in effect;

C.	Minutes and resolutions of the Board of Directors of the Company from meetings held on November 12, 2009 and November 15, 2009;

D.	The Stock Purchase Agreement; and

E.	The Registration Statement.
     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, (ii) the conditions precedent to effecting the issuance of the

TTM Technologies, Inc.
December 24, 2009

Shares pursuant to the Stock Purchase Agreement have been satisfied or validly waived, and (iii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through E above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when (a) the Registration Statement as then amended shall have been declared effective by the Securities and Exchange Commission, and (b) the Shares shall have been duly issued, executed, authenticated, and delivered by the Company in the manner and for the consideration set forth in the Registration Statement.
     Our opinion is limited to the legality of matters under the federal securities laws and the General Corporation Law of the state of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and the reported judicial cases interpreting those laws currently in effect. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
     We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this opinion with any other appropriate governmental agency. In giving this opinion, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Greenberg Traurig, LLP